Exhibit 99.1

MESA’S BOARD ANNOUNCES DEATH of BOARD MEMBER H. STUART CAMPBELL

Lakewood, Colorado, January 8, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today announced that H. Stuart Campbell, Mesa’s Lead Independent Director has died at the age of 89. “It is with great sadness and regret that we report the passing of H. Stuart Campbell, Mesa’s longest tenured Director, on December 28, 2018,” said John Sullivan, Chairman of the Board. “Mr. Campbell joined Mesa’s Board in 1983 and was instrumental in guiding Mesa’s development and growth during his 35 years on our Board. Mr. Campbell held several positions at various times, including Chairman of the Board, and most recently as Mesa’s Chair of the Nominating and Governance committee and Lead Independent Director. Mr. Campbell’s quick wit, boundless energy, and business acumen will be sorely missed by the entire Mesa family.”

Mesa will look to fill the vacant director position that this creates as soon as possible, and name both a new Chair of the Nominating and Governance committee and a Lead Independent Director.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food & beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “intend,” “estimate,” "expect," "project," “anticipate,” "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2018, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com